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                                                                    EXHIBIT 99.1


NOTICE OF GRANT OF STOCK OPTIONS                MARVELL TECHNOLOGY GROUP, LTD.
PURSUANT TO MARVELL SHARE                       Richmond House, 3rd
SALE AND PURCHASE FORM AGREEMENT                12 Par la Ville Road
                                                Hamilton, HM  DX, Bermuda

EMPLOYEE NAME                                   OPTION NUMBER:    00000XXX
[ADDRESS]

Effective 06/__/2002, you have been granted a stock option to buy _____ shares of Marvell Technology Group, Ltd. (the Company) stock at $_________ per share.

The total option price of the shares granted is $_______. The option price is payable solely by delivery of your option for shares in SysKonnect GmbH held pursuant to a Notarial Deed Agreement, as described in the Marvell Share Sale and Purchase Form Agreement.

The option will become vested and exercisable in accordance with the schedule in
Section 2 of the Marvell Share Sale and Purchase Form Agreement.

The term of the option expires on June __, 2012.

By your signature and the Company's signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Marvell Share Sale and Purchase Form Agreement, which is attached and made a part of this document.

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Marvell Technology Group, Ltd.                          Date


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Employee Name                                           Date

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                 MARVELL SHARE SALE AND PURCHASE FORM AGREEMENT

        1. Grant of Option. Marvel Technology Group Ltd. (the "COMPANY") hereby grants to the optionee named in the attached Notice of Grant (the "OPTIONEE"), an Option to purchase the shares of Common Stock of the Company ("SHARES") set forth in the Notice of Grant, subject to the terms, definitions and provisions of this Agreement. The exercise price per Share (the "EXERCISE PRICE") shall be as set forth in the Notice of Grant, which shall be payable solely by delivery by the Optionee of the option for shares in SysKonnect GmbH held by the Optionee pursuant to a Notarial Deed Agreement dated June __, 2002 (the "SYSKONNECT OPTION"), which option shall be deemed to have a fixed value equal to the Exercise Price. The Optionee acknowledges that the SysKonnect Option may not be exercised but may only be tendered in payment of the Exercise Price for shares pursuant to this Agreement.

           This Option is granted in consideration of services to be provided by the Optionee as an employee or consultant to the Company or its direct or indirect subsidiary ("Service"). The Option is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended.

        2. Exercise of Option. This Option cannot be exercised until the Option and the corresponding Shares vest. The Option and Shares vest with respect to twenty-five percent of the Option on the date of grant, and with respect to 1/48 of the Option on the last day of each month beginning after the one-year anniversary of the date of grant for 36 months.

        (i)  Right to Exercise.

             (a) This Option may not be exercised for a fraction of a Share.

             (b) In the event of Optionee's death, disability or other termination of Optionee's continuous service, the exercisability of this Option shall be governed by Sections 5, 6 and 7 below.

             (c) In no event may this Option be exercised after the date of expiration of the term of this Option as set forth in the Notice of Grant ("EXPIRATION DATE").

        (ii) Method of Exercise.

             (a) This Option shall be exercisable by written notice (in the form attached as Exhibit A) which shall state the election to exercise this Option, the number of Shares in respect of which this Option is being exercised, and such other representations and agreements as may reasonably be required by the Company. Such written notice shall be signed by Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the aggregate Exercise Price for the number of Shares in respect of which the Option is being exercised. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the aggregate Exercise Price for the number of Shares in respect of which the Option is being exercised.

             (b) No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of

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any stock exchange or interdealer quotation system upon which the Shares may then be listed or traded.

           (c) If this Option is being exercised by the representative of the Optionee, the exercise notice shall be accompanied by proof (satisfactory to the Company) of the representative's right to exercise this Option.

        3. Payment.

           (a) Payment of the Exercise Price for the Shares as to which this Option is exercised, shall be by delivery of all or a portion of the SysKonnect Option, which shall be deemed to have an aggregate value equal to the aggregate Exercise Price of the Shares.

           (b) Neither the Optionee nor the Optionee's representative shall have any rights as a shareholder with respect to any Shares subject to this Option until the Optionee or the Optionee's representative becomes entitled to receive such Shares by filing a notice of exercise and paying the aggregate Exercise Price pursuant to Section 2(ii) and Section 3(a).

        4. Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under
Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation. This Option may not be exercised prior to the effective date of a registration statement on Form S-8 filed by the Company with respect to the Shares subject to the Option.

        5. Termination of Relationship. In the event an Optionee's Service terminates, Optionee may, to the extent this Option was vested at the date of such termination (the "Termination Date"), exercise this Option at any time during the 30 day period immediately following the Termination Date. To the extent that Optionee was not vested in this Option at the date of such termination, or if Optionee does not exercise this Option within the time specified herein, this Option shall terminate. Notwithstanding the foregoing, in no event shall any Option be exercisable later than the Expiration Date.

        6. Disability of Optionee. Notwithstanding the provisions of Section 5 above, in the event of termination of an Optionee's Service as a result of his or her disability, Optionee may, but only within the 180 day period (or such other period of time in excess of 180 days as is determined by the Administrator in its absolute discretion) immediately following the date of such termination, exercise this Option to the extent this Option was vested at the date of such termination. To the extent that Optionee was not vested in this Option at the date of termination, or if Optionee does not exercise this Option within the time specified herein, this Option shall terminate, and the Shares covered by this Option shall revert to the Plan. Notwithstanding the foregoing, in no event shall any Option be exercisable later than the Expiration Date.


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        7. Death of Optionee. Notwithstanding the provisions of Section 5 above, in the event of termination of Optionee's Service as a result of the death of Optionee, this Option may be exercised at any time within the 360 day period immediately following the date of death, by Optionee's estate or by a person who acquired the right to exercise this Option by bequest or inheritance, but only to the extent Optionee could exercise this Option at the date of death. Notwithstanding the foregoing, in no event shall any Option be exercisable later than the Expiration Date. To the extent that Optionee is not vested in this Option at the date of death, or if this Option is not exercised within the time specified herein, this Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

        8. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

        9. Term of Option; Termination of SysKonnect Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the terms of this Option Agreement. All expiration periods set forth in this Agreement shall terminate at 5:00 p.m. California time on the date provided in this Agreement. Upon exercise or termination of this Option, the SysKonnect Option shall terminate and thereafter shall have no value.

        10. Tax Consequences. Optionee acknowledges that he or she has read the description of tax consequences in the 10(a) Prospectus and has consulted his or her personal tax advisor regarding the same to the extent he or she has determined advisable. Optionee is not relying on the Company, or any of its officers, directors, employees or advisors, for any tax advice or planning information whatsoever. Set forth below is a brief summary as of the date of this Option of some of the German and U.S. Federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE (FOR EXAMPLE, IT DOES NOT INCLUDE STATE INCOME TAXES), AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

        For U.S. taxpayers:

           (i) Grant of Option. The U.S. Internal Revenue Service may treat the grant of the Option as a grant of the underlying Shares as a result of the discounted exercise price. Accordingly, the Optionee will likely be subject to U.S. Federal income tax when the Option and Shares vest, whether or not the Optionee exercises the Option. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the Fair Market Value of the Shares (minus the Exercise Price) on the respective vesting dates. If Optionee is an employee or a former employee, the Company will be required to withhold from Optionee's compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of vesting.


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           If the Optionee files an election under Section 83(b) of the Code within 30 days following the date of grant of the Option, the Optionee will be treated as having received compensation income on the date of Option grant, in an amount equal to the Fair Market Value of the Shares (minus the Exercise Price) on the date of grant. However, if the Optionee forfeits the Option upon termination of service, the Optionee would not be entitled to an offsetting deduction for the income recognized pursuant to the Section 83(b) election. The Optionee should consult with a tax advisor before making a Section 83(b) election.

           (iv) Disposition of Shares. If Shares are held for at least one year from the date on which they were included in the Optionee's income for Federal income tax purposes (that is, the date of vesting or, if a Section 83(b) election was made, the date of Option grant), any gain realized on disposition of the Shares will be treated as long-term capital gain for Federal income tax purposes.

        For German taxpayers:

        The following information is of a general nature only. It is not designed to provide individual tax advice and should not be relied upon by individuals for purposes of their own tax planning or compliance. It is recommended that individuals seek their own tax advice from tax consultants or other specialists on the tax consequences of this stock option plan.

           (i) Grant of Option. The grant of an option under the Agreement does not give rise to tax consequences for the employee as long as the option is not marketable. Generally, an option will be considered non-marketable if it may not be transferred or sold by the employee.

           (ii) Exercise of Option. The exercise of an option under the Agreement gives rise to taxable income equal to the difference between the fair market value of the shares on the date the option is exercised and the exercise price paid by the employee (the "spread"). The spread is included as ordinary income and taxable at the employee's marginal tax rate.

           The applicable tax rates in Germany vary depending on a number of factors, making it difficult to give a general rule. As an example, however, the maximum income tax rate for 2002 is 48.5% (for 2003, the maximum rate will be 47%). In addition, there will be a church tax for members of the Catholic church and certain Protestant churches levied at a rate of 8% or 9% on the employee's tax liability of up to 48.5% income tax (e.g., if the employee is subject to tax at a rate of 40% on E1,000, he or she will be subject to church tax on his or her income tax liability of E400). Also, there is a solidarity surcharge, which is levied at a rate of 5.5% on the employee's tax liability of up to 48.5% income tax. As a result, there is a 48.5% maximum income tax rate, plus a maximum 4.37% church tax, plus a maximum 2.67% solidarity surcharge resulting in a maximum overall tax on income of 55.54%. Under current law, the individual income tax rate will be reduced to a maximum rate of 42% by 2005.

           Under German law, there are no tax benefits if an employee uses shares owned for twelve months or longer to pay the exercise price for an option. Specifically, the gain on shares used to satisfy the exercise price is subject to capital gains tax as described in Section (iii) below.


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 (iii) Sale of Shares. The disposal of shares does not give rise to taxable gains provided: (i) the employee has held the shares for more than 12 months;
(ii) the employee has not, at any time during the last five years, held 1% or more of the stated capital of a company and (iii) the shares are not held as a business asset. Consequently, the employee normally will be subject to tax only on the spread at the time of exercise. If the employee is subject to capital gains tax (because he or she sells the shares within 12 months of their acquisition), the employee will pay taxes only on 50% of any gain realized upon the sale. Furthermore, the employee will be subject to tax only if his or her total capital gains exceed E512 (US$450 as of 04/02) in the relevant tax year. The employee will be taxed on the gain at his or her marginal income tax rate.

           (iv) Dividends. Dividends are subject to income tax in Germany and must be declared by the employee on his or her annual tax return. Only 50% of the value of the dividend distributed is subject to tax. Consequently, only 50% of the U.S. federal income tax withheld at the source is deductible.

           (v) Dividend Reinvestment. Automatic reinvestment of dividends paid on the shares will not raise any additional legal issues.

           (vi) Tax Favored Regime. There are no special tax regimes whereby employees obtain more favorable tax treatment.

           (vii) Foreign Nationals. The tax treatment described above applies to all employees who are German tax residents. Citizenship is not a distinguishing factor. Generally, an individual becomes a German tax resident if he or she resides in or has a habitual abode in Germany.

           (viii) Employee Transfer. The discussion below is general in nature. The tax treatment of an employee transferring into or out of Germany depends upon the particular employee's circumstances.

           Employees transferring out of or into Germany are taxed in Germany if they are German tax residents at the time of the taxable event (i.e., when the option is exercised). If that is the case, a prorated amount of the benefit is subject to withholding tax in Germany even if the employee becomes a nonresident. The prorated amount reflects the time the employee has spent in Germany after the option has been granted to him or her.

        11. Tax Withholding; Company Loan. If the Company determines that it is required to withhold any tax as a result of the exercise of this Option, the Optionee, as a condition to the exercise of this Option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Optionee shall also make arrangements satisfactory to the Company to enable it to timely satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares subject to this Option. If the grant of the Option results in an income tax liability to the Optionee prior to the exercise of the Option, the Company will arrange to loan the Optionee the amount of the Optionee's incremental tax liability resulting from the recognition of such income no later than the date such amount is required to be withheld or paid. The loan will become due on the earliest of (i) the exercise, termination or expiration of the Option


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for which the loan was made, (ii) the termination of the Optionee's Service, and
(iii) the sale or other disposition of the acquired Shares. The loan will be secured solely by the Option and acquired Shares, and will bear interest at the lowest rate necessary to avoid the imputation of income to the Optionee for tax purposes.

        12.  Administration.

        (i) In General. This Agreement shall be administered by the Board of Directors of the Company (the "BOARD") or a Committee appointed by the Board (the "ADMINISTRATOR"). Once appointed, a Committee shall serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint new members in their stead, fill vacancies however caused, and terminate the Committee and thereafter directly administer this Plan.

        (ii) Powers of the Administrator. Subject to the provisions of this Option Agreement and in the case of a Committee, the specific duties delegated by the Board, the Administrator shall have the authority, in its discretion:

             (a) to determine the fair market value of the Common Stock ("FAIR MARKET VALUE");

             (b) to determine whether and under what circumstances to offer to buy out an Option for cash or Shares under Section 13;

             (c) to approve forms of exercise for use under this Agreement; and

             (d) to construe and interpret the terms of this Agreement.

        (iii) Administrator's Decisions Binding. All decisions, determinations, and interpretations of the Administrator shall be final and binding on all Optionees and any other holders of any Options, and no member of the Administrator shall be liable for any such determination, decision, or interpretation made in good faith.

        13. Changes in Capitalization or Control; Buy Out Offers.

        (i) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares and the Exercise Price may be proportionately adjusted for any change in the number of issued shares of Common Stock of the Company resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of issued shares effected without receipt of consideration by the Company (not counting shares issued upon conversion of convertible securities of the Company as "effected without receipt of consideration"). Such adjustment shall be made by the Board and shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no consequent adjustment shall be made with respect to, the number of Shares or the Exercise Price of Shares under this Agreement.


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        (ii) Change in Control. The Administrator may, in its discretion, determine at any time the effect that a Change in Control (as defined below) shall have upon the Option; provided however, that a Change in Control shall not have the effect of impairing the rights of any Optionee under this Agreement without his or her prior written consent. Without limiting the foregoing sentence, the Administrator may determine that upon a Change in Control, the
Option:

             (a) shall become fully vested and exercisable either for a limited period following the Change in Control or for the remainder of the Option's term;

             (b) shall terminate upon or after a specified period following the Change in Control;

             (c) shall be cancelled in exchange for cash in the amount of the excess of the Fair Market Value of the Shares over the Exercise Price upon termination; or

             (d) shall be treated as provided under a combination of clauses (a) through (c), or shall be so treated only if not adequately assumed (or substituted for) by a surviving or successor person or entity in the transactions or events that give rise to the Change in Control.

        For purposes of this Section 13(ii), (x) the occurrence of any of the foregoing clauses (a), (b), (c) or (d) shall not constitute an impairment of the rights of any Optionee and (y) the "Administrator" shall be the Administrator as constituted before the Change in Control occurs.

        (iii) "Change in Control" means a change in ownership or control of the Company by any of:

             (a) a merger or consolidation in which the holders of stock possessing a majority of the voting power in the surviving entity (or a parent of the surviving entity) did not own a majority of the Common Stock of the Company immediately before the transaction;

             (b) the sale of all or substantially all of the Company's assets to any other person or entity (other than a subsidiary of the Company);

             (c) the liquidation or dissolution of the Company;

             (d) the direct or indirect acquisition by any person or related group of persons of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's shareholders that the Board does not recommend that the shareholders accept, or

             (e) a change in composition of the Board over a period of 36 consecutive months such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be composed of individuals who either (A) have been Board members continuously since the beginning of that period or (B) have been


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        elected or nominated for election as Board members during that period by at least a majority of the Board members described in clause (A) who were in office when the Board approved the election or nomination.

        (iii) Buyout of Options. The Administrator may at any time offer to buy out the Option for a payment in cash or shares, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time of the offer.

        14. Entire Agreement; Governing Law. The Notice of Grant and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements and all contemporaneous oral undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, including but not limited to the grant or promise of any right or option to purchase shares of capital stock of the Company to Optionee pursuant to any employment agreement or offer letter delivered by the Company to Optionee or otherwise, and the SysKonnect Option, and may not be modified to materially and adversely affect the Optionee's interest except by means of a writing signed by the Company and Optionee. This Agreement is governed by California law except for that body of law pertaining to its conflict of laws.

        15. Optionee Acknowledgments. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THIS OPTION IS EARNED ONLY BY CONTINUING CONSULTANCY OR EMPLOYMENT AT THE WILL OF THE COMPANY OR ITS SUBSIDIARIES (NOT THROUGH ANY OTHER MEANS, INCLUDING WITHOUT LIMITATION, THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY OR ITS SUBSIDIARIES, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE'S RIGHT OR THE COMPANY'S OR SUBSIDIARY'S RIGHT TO TERMINATE OPTIONEE'S EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

        Optionee hereby accepts this Option subject to all of the terms and provisions of this Agreement. Optionee acknowledges that the grant of this Option constitutes a voluntary benefit offered by the Company to the Optionee, and that even if options should be offered continuously (and without any reservation that this is a voluntary benefit), no obligation shall be created to grant additional options or similar or comparable rights. Optionee has reviewed this Agreement and the Notice of Grant in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of such documents. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Notice of Grant or this Agreement. Notwithstanding the foregoing, if any party brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against the other to enforce the terms of or to declare rights under the Agreement, in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs incurred in bringing and prosecuting or defending such action or enforcing any judgment,


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order, ruling, or award. Optionee agrees to timely notify the Company upon any change in the residence address set forth in this Notice of Grant, and acknowledges that the Company may at in its discretion deliver share certificates representing Shares issued pursuant to the exercise of this Option to such address. If Optionee is a California resident, Optionee agrees to provide the Company within 7 days of the execution of this Agreement the Consent of Spouse attached hereto if applicable, or within 7 days of any event that would cause such consent to be applicable. Optionee acknowledges that the Company will rely on such agreement.


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                                CONSENT OF SPOUSE

        The undersigned spouse of the Optionee has read and hereby approves the terms and conditions of the Notice of Grant and this Agreement. In consideration of the Company's granting his or her spouse the right to purchase Shares as set forth in this Agreement, the undersigned hereby agrees to be irrevocably bound by the terms and conditions of this Agreement and further agrees that any community property interest shall be similarly bound. The undersigned hereby appoints the undersigned's spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under this Agreement.

Dated:
       -----------------------           -----------------------------
                                               Spouse of Optionee


                                                 (Spouse Name)
                                         -----------------------------